Exhibit 10.43

1290 AVENUE OF THE AMERICAS NEW YORK, NY 10104-0050 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM	MORRISON & FOERSTER LLP NEW YORK, SAN FRANCISCO, LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO, DENVER, NORTHERN VIRGINIA, WASHINGTON, D.C. TOKYO, LONDON, BRUSSELS, BEIJING, SHANGHAI, HONG KONG
May 19, 2011
For Settlement Purposes Only: FRE 408

Re:	SOUTH EDGE, LLC Support for Proposed Settlement Term Sheet
TO THE PARTIES IDENTIFIED ON THE SIGNATURE PAGES HERETO:
On December 9, 2010 (the “Petition Date”), JPMorgan, Chase Bank, N.A. (“JPMorgan”), Credit Agricole Corporate and Investment Bank (“Credit Agricole”) and Wells Fargo Bank, N.A., each in their capacities as Lenders to South Edge, filed an involuntary Chapter 11 petition (the “Involuntary Petition”) against South Edge, LLC (“South Edge” or “Debtor”) under section 303 of Title 11 of the United States Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court, District of Nevada (the “Bankruptcy Court”) initiating a Chapter 11 case (the “Case”). JPMorgan, in its capacity as Agent for the lenders under the Credit Agreement1 (the “Lenders”) and also in its capacity as a Lender, filed the Motion To Appoint An Interim And Permanent Chapter 11 Trustee For South Edge, LLC During (i) the “Gap” Period and (ii) On A Permanent Basis (the “Trustee Motion”). South Edge filed its (i) Answer to the Involuntary Petition on January 4, 2011, (ii) Motion for Dismissal for Cause of, or, in the Alternative, Abstention from, this Involuntary Case on January 6, 2011 (the “Dismissal/Abstention Motion”), and (iii) Opposition of South Edge, LLC to JPMorgan’s Motion to Appoint an Interim and Permanent Chapter 11 Trustee on January 7, 2011.
On February 3, 2011, the Court granted the Involuntary Petition (the “Order for Relief”), approved the Trustee Motion and denied the Dismissal/Abstention Motion, and it also ordered the appointment of a Chapter 11 trustee on February 3, 2011 (the “Trustee Order”). On February 20, 2011, the Office of the U.S. Trustee appointed Cynthia Nelson as Trustee for the Debtor’s estate (the “Estate”). On February 23, 2011, the Court entered an order approving the appointment of Cynthia Nelson as Trustee (the “Trustee”).

[1]	“Credit Agreement” refers to the Credit Agreement, dated November 1, 2004, as amended and restated by the Amended and Restated Credit Agreement, dated March 9, 2007 among South Edge as borrower, the Lenders party thereto, JPMorgan as the Agent and The Royal Bank of Scotland PLC as Syndication Agent.

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On February 8, 2011, South Edge filed an appeal of both the Order for Relief and the Trustee Order (the “South Edge Appeal”) to the U.S. District Court for the District of Nevada (the “District Court”). On February 22, 2011, KB Home Nevada Inc., Coleman-Toll Limited Partnership, Pardee Homes of Nevada, and Beazer Homes Holding Corp. (the “Builders”), and Meritage Homes of Nevada, Inc (f/k/a MTH-Homes Nevada, Inc., “Meritage”) also filed an appeal of both the Order for Relief and the Trustee Order (the “Builders’ Appeal,” together with the South Edge Appeal, the “Appeals”). On March 4, 2011, the Trustee filed a motion in the District Court to dismiss the Appeals (the “Dismissal Motion”), and JPMorgan and Credit Agricole joined in the Dismissal Motion. On April 28, 2011, U.S. District Court Judge Pro issued an Order granting the Dismissal Motion (the “Dismissal Order”). On May 5, 2011, South Edge appealed the Dismissal Order (the “South Edge Ninth Circuit Appeal”) to the U.S. Court of Appeals for the Ninth Circuit (the “Ninth Circuit”). On May 9, 2011, the Builders and Meritage also appealed the Dismissal Order to the Ninth Circuit (with the South Edge Ninth Circuit Appeal, the “Ninth Circuit Appeals”).
The Builders and their respective parent guarantors, KB Home, a Delaware corporation, Toll Brothers, Inc., a Delaware corporation, Weyerhaeuser Real Estate Company, a Washington corporation, and Beazer Homes USA, Inc., a Delaware corporation (collectively, the “Settling Builders”)2 recently engaged with JPMorgan, as Agent, to work towards a global resolution of the outstanding disputes and issues amongst the parties related to obligations of South Edge and its members under the Credit Agreement and the related Loan Documents.3 The Agent and the Settling Builders negotiated a Term Sheet (the “Plan Term Sheet,” a copy of which is attached hereto as Exhibit A) that outlines the basic terms of a consensual settlement to be effectuated through a consensual plan of reorganization (the “Plan”) and accompanying disclosure statement (the “Disclosure Statement”) in form and substance satisfactory to the Agent and the Settling Builders, which will be filed in the Bankruptcy Court.
By this letter agreement (the “Agreement”), the Agent and the Settling Builders seek your support for the Plan Term Sheet subject to the following provisions:
1. Pursuit of Settlement. The signatories hereto shall use their commercially reasonable efforts to effectuate the settlement (the “Settlement”), including using their commercially reasonable efforts to support the Plan, obtain approval of the Disclosure Statement, obtain confirmation of the Plan, obtain the requisite support of Lenders to the Plan, and consummate the Plan promptly after confirmation, all consistent with the Plan Milestones identified in Section 3 herein.

[2]	If Meritage and its parent guarantor, Meritage Homes Corporation, a Maryland corporation (the “Meritage Parties”), join this settlement, then the term “Settling Builders” shall also include the Meritage Parties.

[3]	Capitalized terms not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

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2. Conditions to Effectiveness of the Term Sheet. This Agreement (including the attached Plan Term Sheet) shall not become effective until such time as each of the following conditions have been satisfied, but no later than June 10, 2011:
(a) The execution and delivery of this Agreement by at least two-thirds (2/3) in dollar amount and a majority in number of the Lenders (the “Consenting Lenders”)4;
(b) The execution and delivery of this Agreement by each of the Settling Builders; and
(c) The execution and delivery of the consent at the end of this Agreement by the Trustee; provided, that the Agent and the Settling Builders can elect to waive this condition precedent.
3. Plan Milestones.
(a) The Agent and the Settling Builders shall file the Plan and Disclosure Statement, in form and substance reasonably acceptable to the Agent (for the benefit of the Consenting Lenders) and the Settling Builders, on or before August 1, 2011;
(b) The Bankruptcy Court shall approve the Disclosure Statement on or before September 16, 2011;
(c) The order (i) confirming the Plan (the “Confirmation Order”) and (ii) approving all exhibits, appendices, Plan supplement documents and related documents (collectively, the “Plan Supplements”), which are reasonably acceptable in form and substance to the Agent (for the benefit of the Consenting Lenders) and the Settling Builders, shall have been entered by the Bankruptcy Court on or before October 31, 2011; provided, however, the Agent (for the benefit of the Consenting Lenders) and the Settling Builders may mutually agree (each in their sole discretion) to extend this period for an additional period up to thirty (30) days; and
(d) The Effective Date of the Plan shall occur on or before November 30, 2011; provided, however, if the Confirmation Order deadline is extended in accordance with Section 3(c) of this Agreement, the Effective Date deadline shall automatically be extended for a similar period of time.

[4]	Except as otherwise provided herein, the term “Parties” shall include the Agent, the Consenting Lenders and the Settling Builders.

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4. Obligations of Consenting Lenders and Settling Builders.
(a) As long as this Agreement has not been terminated, to the maximum extent permitted by law, each Consenting Lender severally agrees with each other Consenting Lender and with the Settling Builders that, if the Agent and the Settling Builders propose the Plan, such Consenting Lender and Settling Builder shall:
(i) subject to receipt of the Plan and the Disclosure Statement approved by the Bankruptcy Court in accordance with Bankruptcy Code section 1125, as soon as practicable (but in no case later than any voting deadline stated therein), vote all of its impaired claims (as such term is defined under section 101 of the Bankruptcy Code, “Claim”), against South Edge, whether now owned or hereafter acquired, to accept the Plan and otherwise support and take all reasonable actions to facilitate the proposal, solicitation, confirmation, and consummation of the Plan;
(ii) not object to confirmation of, or vote to reject, the Plan or otherwise commence or participate in any proceeding directly or indirectly for the purpose of opposing or altering the Plan, the Disclosure Statement, the solicitation of acceptances of the Plan or any other reorganization documents containing terms and conditions consistent in all material respects with the Plan Term Sheet;
(iii) vote against any alternate settlement proposals to this Settlement, workout, or plan of reorganization relating to South Edge other than the Plan;
(iv) not directly or indirectly seek, solicit, support, encourage, vote for, consent to, or participate in the negotiation or formulation of (x) any plan of reorganization, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, or settlement for South Edge other than the Plan, (y) any disposition outside of the Plan of all or any substantial portion of the assets of South Edge or (z) any other action that is inconsistent with, or that would delay or obstruct the proposed solicitation, confirmation, or consummation of the Plan;
(v) support the releases, through the Plan, of the Agent, the Consenting Lenders, and the Settling Builders, and their respective counsel and advisors;
(vi) not pursue or prosecute any of the pending Agent suits in front of Judge Pro, as well as any suits against the Agent or Lenders in the District Court. No new actions between the Agent, Settling Builders, and the Consenting Lenders will be commenced during this period in any court of competent jurisdiction;
(vii) not pursue or prosecute the Appeals, and to affirmatively seek and consent to a stay of the Ninth Circuit Appeals; South Edge, LLC (as the debtor out-of-

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possession) and their counsel shall be instructed by the Settling Builders to take the necessary steps to stay any further prosecution of the Ninth Circuit Appeals; and
(viii) use their best efforts to avoid pursuing any adversarial course of action that would create unnecessary costs for the Parties and potentially prejudice their rights.
(b) Notwithstanding the foregoing, each Consenting Lender and Settling Builder may raise and be heard on any issue arising in the Case so long as such Consenting Lender or Settling Builder is not attempting to oppose or alter the Plan or the Disclosure Statement approved by it, or otherwise breach any of the provisions of this Agreement.
(c) The Agent, each Consenting Lender and the Settling Builders agree that until this Agreement has been terminated, no party shall take any action or otherwise pursue any right or remedy under applicable law, any agreement, contract, loan document or indenture, as applicable, against any other party to this Agreement; provided, however, that nothing herein shall preclude (i) the Agent (for the benefit of the Lenders) or the Settling Builders from taking any and all actions that are consistent with the Term Sheet and, in their respective sole discretion, they believe is appropriate to preserve the value of the Collateral and/or the assets that the Settling Builders are acquiring under the Plan, and (ii) the Agent, the Lenders, and the Settling Builders from defending any objections to their Claims against the Estate in this Case.
(d) The obligations of the Agent and the Consenting Lenders hereunder are their respective several obligations, and no Consenting Lender or the Agent shall be responsible for the failure of any other Consenting Lender to perform any of its obligations hereunder or for any action by any non-Consenting Lender, including any actions in contravention or opposition to this Agreement, the Plan Term Sheet, the Plan or the Disclosure Statement. Similarly, the obligations of the Settling Builders hereunder are their respective several obligations, and no Settling Builder shall be responsible for the failure of any other Settling Builder to perform any of its obligations hereunder or for any action by any non-Consenting Lender, including any actions in contravention or opposition to this Agreement, the Plan Term Sheet, the Plan or the Disclosure Statement.
5. Holdings and Transfers. As long as this Agreement has not been terminated pursuant to Section 11 hereof:
(a) Each Consenting Lender severally represents and warrants to the Agent that it holds or is the legal or beneficial holder of, or the investment adviser or manager with discretionary authority with respect to, the aggregate principal amount of Claims set forth on Exhibit 1 to each such Consenting Lender’s signature page (the “Holdings”) and has the power to vote and dispose of the Holdings in accordance with this Agreement on behalf of such beneficial owners, whose Holdings shall be bound by the terms

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hereof, and that the amount of the Holdings constitutes the principal amount of all of such Consenting Lender’s Claims against South Edge at the time this Agreement becomes effective. Following its receipt of the signatures from all of the Consenting Lenders, the Agent shall certify to the Settling Builders the aggregate dollar amount of Holdings and the number of the Lenders who have executed this Agreement;
(b) Each Consenting Lender severally agrees that it will not sell, pledge, assign, hypothecate, or otherwise transfer any Holdings, and any such attempted sale, pledge, assignment, hypothecation, or other transfer shall be void and without effect, unless the transferee executes and there is delivered to the Agent, within three (3) business days after such transfer, a written undertaking (in the form of the Transferee Undertaking attached hereto as Schedule 1) agreeing to become a party to, and bound by all the terms of, this Agreement with respect to the Holdings being transferred, and such transferee (hereinafter a “Transferee”) shall thereupon be deemed to be a Consenting Lender with respect to the amount of such transferred Holdings for purposes of this Agreement, and the transferor shall no longer be a Consenting Lender with respect to such transferred Holdings. The Agent and the Settling Builders hereby agree that any Transferee executing such an undertaking shall be entitled to the benefits of this Agreement; and
(c) This Agreement shall in no way be construed to preclude a Consenting Lender from acquiring additional Claims, provided that such Consenting Lender (other than a Transferee) shall vote, and take such other actions in respect of, such Claims as is provided for herein.
6. Good Faith Cooperation; Further Assurances; Acknowledgment; Definitive Documents.
(a) The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (i) all matters concerning the implementation of the Settlement, and (ii) the pursuit and support of the Settlement; provided, however, that the Settling Builders acknowledge that they bear the risks associated with any change in circumstances that affect the development and administration of the Project and nothing in the Plan Term Sheet or this Agreement shall be construed as an assumption of such liabilities by the Agent or any of the Lenders.
(b) This Agreement is not and shall not be deemed a solicitation for consents of the Plan. This Agreement is a negotiated settlement, agreed to at arms’ length by sophisticated parties who have had full opportunity to consult with their own legal counsel regarding the terms of this Agreement and their rights under the Bankruptcy Code.
(c) Each Party hereby covenants and agrees (i) to negotiate in good faith the Plan and the Disclosure Statement, including all exhibits, supplements and annexes thereto, (ii) to

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negotiate in good faith the definitive documents implementing, achieving, and relating to the Settlement, including the order of the Bankruptcy Court confirming the Plan, each of which is to be specifically described in the Plan (collectively, the “Definitive Documents”), which shall contain terms and conditions consistent in all material respects with the Plan, and shall otherwise be reasonably satisfactory in form and substance to the Agent (for the benefit of the Consenting Lenders) and the Settling Builders, and (iii) to execute (to the extent they are a party thereto) and otherwise support the Definitive Documents.
7. Representations and Warranties. Each Consenting Lender, severally and not jointly, and each of the Settling Builders, severally and not jointly, hereby represents and warrants to the others that:
(a) It has the requisite organizational power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;
(b) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other organizational action on its part;
(c) The execution, delivery, and performance by it of this Agreement does not and shall not (i) violate any provision of law, rule, or regulation applicable to it or any of its affiliates, or its certificate of incorporation or bylaws or other organizational documents or those of any of its affiliates, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its affiliates is a party;
(d) The execution, delivery, and performance by it of this Agreement does not and shall not require any registration or filing with, the consent or approval of, notice to, or any other action with any federal, state, or other governmental authority or regulatory body;
(e) This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally, or by equitable principles relating to enforceability; and
(f) Except as expressly set forth in this Agreement, none of the Parties hereto makes any representation or warranty, written or oral, express or implied.

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8. Termination Events Applicable to the Agent and the Settling Builders. This Agreement may be terminated by the Agent or the Settling Builders upon the occurrence of any of the following events (each, a “Termination Event”):
(a) By either party, if the other party shall have breached any of its material obligations under this Agreement;
(b) If any court (including the Bankruptcy Court) shall declare in an order that this Agreement is unenforceable in any material respect;
(c) Upon issuance of an oral or written decision by the Bankruptcy Court denying approval of the Disclosure Statement for reasons other than (i) the adequacy of the information set forth in the Disclosure Statement or (ii) a defect that can be corrected consistent with the Term Sheet and the Plan Milestone dates in Section 3 above;
(d) Upon entry of an order by the Bankruptcy Court denying confirmation of the Plan, which denial cannot be reconsidered or otherwise cured consistent with the Term Sheet and the Plan Milestone dates in Section 3 above; or
(e) Failure to meet a Plan Milestone identified in Section 3 above.
9. Termination Events Applicable to the Agent. This Agreement may be terminated by the Agent (on behalf of all Consenting Lenders) upon the occurrence of any of the following events (each, an “Agent Termination Event”):
(a) If the Plan has been (i) amended, modified or supplemented such that the Plan is not consistent in all material respects with the Plan Term Sheet, or (ii) withdrawn by the Settling Builders without the prior written consent of the Agent (for the benefit of the Consenting Lenders);
(b) If the Case shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or if a Settling Builder or South Edge files a motion seeking such relief;
(c) If a Settling Builder publicly announces its intention not to pursue the Settlement in accordance with the Plan Term Sheet and this Agreement;
(d) If any Settling Builder files any motion or pleading with the Bankruptcy Court, the District Court or the Ninth Circuit that is inconsistent in any material respect with this Agreement or the Plan Term Sheet, or any definitive agreements executed in connection therewith;

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(e) If a Settling Builder commences a case, proceeding or action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution or other similar relief;
(f) If a Settling Builder or South Edge files, propounds, or otherwise supports any plan of reorganization (other than the Plan) that is inconsistent with the terms of this Agreement and that does not propose to pay the Secured Obligations due under the Credit Agreement, in full in cash, on the effective date of any such plan; or
(g) Any term of any Settlement document that has been executed, been filed with the Bankruptcy Court, become effective, or been otherwise finalized, has not been approved by the Agent (for the benefit of the Consenting Lenders) or any such document that has been approved is modified without the consent of the Agent (for the benefit of the Consenting Lenders).
10. Termination Events Applicable to the Settling Builders. This Agreement may be terminated by the Settling Builders upon the occurrence of any of the following events (each, a “Settling Builder Termination Event”):
(a) If the Plan has been (i) amended, modified or supplemented such that the Plan is not consistent in all material respects with the Plan Term Sheet, or (ii) withdrawn by the Agent without the prior written consent of the Settling Builders;
(b) If the Case shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or if the Agent or a Consenting Lender files a motion seeking such relief;
(c) If the Agent or a Consenting Lender publicly announces its intention not to pursue the Settlement in accordance with the Plan Term Sheet and this Agreement;
(d) If the Agent or any Consenting Lender files any motion or pleading with the Bankruptcy Court, the District Court or the Ninth Circuit that is inconsistent in any material respect with this Agreement or the Plan Term Sheet, or any definitive agreements executed in connection therewith;
(e) If the Agent or a Consenting Lender files, propounds, or otherwise supports any plan of reorganization (other than the Plan) that is inconsistent with the terms of this Agreement; or

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(f) Any term of any Settlement document that has been executed, been filed with the Bankruptcy Court, become effective, or been otherwise finalized, has not been approved by the Settling Builders or any such document that has been approved is modified without the consent of the Settling Builders.
11. Termination of this Agreement.
(a) Upon the occurrence of any of the Termination Events described in section 8(b), (c), (d) or (e) herein, this Agreement shall terminate automatically after five (5) business days and without further notice or action by or to any Party; provided, however, that if both the Agent and the Settling Builders mutually agree (each in their sole discretion) to seek to cure the Termination Event, including through a modification of any Plan Milestone (subject to the limitations set forth in Section 3(c) and (d) of this Agreement), this Agreement shall remain effective.
(b) Upon the occurrence of the Termination Event set forth in Section 8(a), this Agreement shall terminate only upon written notice to the breaching Party from any non-breaching Party and a failure by the breaching Party to remedy such breach within five (5) business days.
(c) Upon the occurrence of any Agent Termination Event set forth in Section 9, only the Agent may terminate this Agreement upon written notice to the other Parties.
(d) Upon the occurrence of any Settling Builder Termination Event set forth in Section 10, only the Settling Builders may terminate this Agreement upon written notice to the other Parties.
12. Effect of Termination. Upon termination of this Agreement, all obligations hereunder shall terminate and shall be null and void ab initio, and all claims, causes of action, remedies, defenses, setoffs, rights or other benefits of such non-breaching Parties shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever. In addition, upon termination of this Agreement, the Parties shall be immediately entitled to pursue and prosecute their own plan of reorganization or liquidation before the Bankruptcy Court. Finally, as set forth in the Plan Term Sheet, upon the termination of this Agreement (other than as a result of a breach by the Agent or the Consenting Lenders, or due to the failure of at least two-thirds (2/3) in dollar amount and a majority in number of the Lenders to become Consenting Lenders), $10 million of the Escrow (as that term is defined in the Plan Term Sheet) shall not be refunded to the Settling Builders and instead paid to the Agent. The Agent shall apply the $10 million against the interest presently accruing under the Credit Agreement pursuant to the terms of the Repayment Guarantees.

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13. Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to and shall bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators, and representatives.
14. No Third-Party Beneficiaries. Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of, this Agreement on any person or entity (including the Trustee), other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement.
15. Time Is Of The Essence. Time is of the essence with respect to all obligations under this Agreement and the Plan Term Sheet.
16. Headings. The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.
17. Counterparts; Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. The parties agree that this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Electronic transmission (e.g. via fax or email/pdf) of any signed original document (whether in paper or electronic format), and retransmission of any signed document via electronic form shall be the same as personal delivery of the original. At the request of any Party, any other Party will confirm electronically transmitted signatures by signing an original paper document and delivering an original paper document. It is agreed that the Parties may store executed originals of this Agreement in electronic format and that the same when reproduced shall be as if an original had been produced.
18. Term Sheet Addendum.
(a) Notwithstanding anything in the Plan Term Sheet to the contrary, if the Meritage Parties do not become Settling Builders, then the Plan shall provide that (a) Meritage’s Repayment, Limited, and Completion Guaranties shall not be released, but rather shall remain fully enforceable against the Meritage Parties, and (b) in lieu of a portion of the Settling Builders’ Consideration (as such term is defined in the Plan Term Sheet), the Settling Builders shall pay into an escrow account (the “Meritage Escrow”) an amount equal to the portion of the Settling Builders’ Consideration under the Plan that is equal to the amount of the Meritage Repayment Guaranty liability (estimated to be between $12.4 million and $12.8 million). Any Lender under the Credit Agreement (either a Consenting Lender or non-Consenting Lender) may elect to sell to the Settling Builders a participation in the

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selling Lender’s pro rata interest in the Meritage Repayment Guarantee claim under the Credit Agreement, and in exchange for the sale of such participation, the selling Lender’s pro rata interest in the Meritage Escrow shall be delivered to such Lender. By selling such participation, the selling Lender agrees to direct (consistent with the instructions of the Settling Builders) a sub-Agent (who is appointed by the Successor Agent) to pursue and settle the litigation concerning the Meritage Repayment Guarantee claim, which litigation shall be funded solely by the Settling Builders. Nothing herein affects the rights of the non-Consenting Lenders to pursue the Completion or Limited Guarantee claims.
(b) The Settling Builders acknowledge that these plan provisions shall be effective to the extent permitted by applicable law as determined by the Confirmation Order. If this particular provision of the Plan is not confirmed by the Bankruptcy Court, then this Agreement (together with the Plan Term Sheet) shall remain in effect, and the Builders shall look to their recoveries on the Estate’s takedown claims and other such causes of action that they are acquiring under the terms of the Plan. Finally, the Confirmation Order shall be acceptable to the Parties even if it does not enforce any or all of the provisions concerning the Meritage Repayment Guarantee claim outlined in Section 18(a) above.

EXHIBIT A
[Plan Term Sheet]

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
TERM SHEET FOR SOUTH EDGE, LLC CHAPTER 11 PLAN
(to be attached to a Plan Support Agreement (the “PSA”) among the Settling Builders, the Agent, the Consenting Lenders (defined below) and the Trustee)
I. Core Plan Economics For Lenders
SCENARIO 1
(assumes the successful resolution of the Focus MI claims by November 30, 2011 (the
“Effective Date”)
A. “Lenders’ Settlement Recovery”: Consenting Lenders and Agent are assured of the following net recovery of $340 million under a confirmed Chapter 11 Plan “settlement” (pursuant to FRBP 9019) that is feasible and satisfactory in form and substance to JPMorgan Chase Bank, N.A. (the “Agent”) and Settling Builders (as defined below) and approved by at least two-thirds in dollar amount and one half plus one in number of the Lenders (the “Consenting Lenders”)1:
1. The KB, Toll, Beazer, and Pardee Builders and their respective parent Guarantors, and the Meritage Builder and its parent Guarantor if they join in this settlement (collectively, the “Settling Builders”) indefeasibly pay Lenders at the Effective Date $314 million (the “Settling Builders’ Consideration”), $31.4 million of which is deposited into escrow that is not subject to offset or attachment (the “Escrow”), provided the Escrow shall be applied in accordance with section I.A.3. below, but shall be fully funded on the Effective Date. The Escrow shall be funded in the following manner: (A) $10 million within two (2) business days of the receipt of the signatures of the Settling Builders, each of the members of the Steering Committee for the group of Lenders under the Credit Agreement2, and the Trustee (though only as a consenting person, not a party); and (B) $21.4 million within two (2) business days of the Agent’s receipt of the signatures from the balance of the Consenting Lenders, binding them and their assigns to the terms of this Term Sheet (the “2/3 Consent Date”).
a. The Settling Builders’ Consideration is calculated as follows:
(i) Lenders’ total claim against South Edge of $382 million, less the MI Funds ($26 million) that is applied to the outstanding Loan debt, leaving a balance of $356 million;

[1]	All references herein to “Consenting Lenders” include JPMorgan in its capacity not as Agent, but as a Lender who consents to the Plan.

[2]	“Credit Agreement” means the Credit Agreement, dated November 1, 2004, as amended and restated by the Amended and Restated Credit Agreement, dated March 9, 2007 among South Edge as borrower, the Lenders party thereto, JPMorgan as the Agent and The Royal Bank of Scotland PLC as Syndication Agent.

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
(ii) By voting to approve the Plan, the Consenting Lenders agree, pursuant to section 506(a) of the Bankruptcy Code, that the amount of their secured claim is capped at $313.5 million, thereby creating an under-secured deficiency claim of $42.5 million (the “Deficiency Claim”). Under the Plan, the Lenders will receive a $500,000 plan distribution on account of the Deficiency Claim. Per section I.B hereof, the Consenting Lenders will be deemed to assign their rights to any additional distributions from non-debtor parties on account of the Deficiency Claim to Settling Builders’ designees; provided, however, that the non-Consenting Lenders maintain all of their rights, if any, under the Completion Guaranty and the Limited Guaranty against the non-debtor, third-party guarantors and otherwise against non-debtor parties (although the non-Consenting Lenders’ rights under the Repayment Guarantees of Settling Builders (including Meritage’s Repayment Guaranty regardless of whether it is a Settling Builder) shall be fully satisfied on the Effective Date by the Settling Builders’ payments).
b. The Settling Builders’ Consideration is comprised of:
(i) $308 million for the full payment by the Settling Builders of their respective Repayment Guarantees (the “Repayment Guaranty Amount”) (thereby subrogating these Settling Builders to the Agent’s lien on their respective Takedown land and accommodating (without recourse or warranty or preventing the Effective Date), to the extent permitted by law or an order of a court of competent jurisdiction, the goal of the Settling Builders3 to acquire the Meritage Takedown Land free and clear of liens and to have a claim against Meritage for the amount paid by Settling Builders to Lenders or Agent on behalf of Meritage4, and
(ii) $6 million (including the $500,000 plan distribution on the Deficiency Claim).
2. “MI Funds”: $26 million remains for the Lenders in the Focus MI account, either (a) because the Builders have paid expenses of the Chapter 11 estate of

[3]	Should the Settling Builders settle with the Meritage Builder, then the Agent and the Lenders shall receive the same releases from the Meritage Builder that the Settling Builders receive from Meritage in order to ensure the consistency of the releases to JPM and the Lenders that are being provided to them under this Term Sheet and the PSA.

[4]	Agent Note: How those Settling Builders’ goals regarding Meritage get satisfied will be addressed in the Plan, to the extent so permitted by law, and the Consenting Lenders and Agent shall not object to any solution within the scope of the Settling Builders’ indemnity that does not expose the Lenders or Agent to liability or loss or prevent the Plan from being confirmed or becoming effective, including having the Settling Builders pursue Takedown claims and causes of action against Meritage, which they shall acquire from the Estate pursuant to the terms of the Plan. The solution shall not include an assignment by the Lenders of the Repayment Guarantee claim against Meritage, and it shall not give the Settling Builders the right to choose the agent under the Credit Agreement that prosecutes the Repayment Guarantee claim against Meritage. To the extent that the law allows the Settling Builders, for example, to subrogation to the rights that Meritage would have had under the Repayment Guaranty had Meritage paid off that guaranty itself, Consenting Lenders and Agent have no objection to that result.

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
South Edge, LLC (the “Estate”) from other sources or have restored that cash, or (b) because LID recoveries have replaced MI cash used for Estate expenses.
a. As a matter of timing, $26 million is applied from the MI account to the outstanding Loan debt as Cash Collateral before the Repayment Guaranty Amount payment. The Settling Builders indemnify and defend the Agent and Lenders from any loss or expense on account of that use of MI funds, including their respective reasonable attorneys’ fees and costs. Such indemnity shall in form and substance be satisfactory to Agent, in its sole discretion, and shall not be subject to the limitations of section I.A.5 hereof.
3. Application of Escrow: Pending the Effective Date, proceeds of the Escrow shall be applied to finance Chapter 11 administrative expenses including LID Assessments and taxes in accordance with a budget to be agreed-upon prior to Settling Builders’ funding of the Escrow (the “Budget”), provided that LID Assessments and taxes, as well as LID segment projects agreed upon by the Agent and the Settling Builders, will be financed prior to the 2/3 Consent Date (other expenses to be paid solely out of the Debtor’s cash on hand, which includes the funds that the Trustee otherwise asserts are unencumbered by the Agent’s liens and do not constitute Cash Collateral and in which the Settling Builders assert an interest (the latter, the “Unencumbered Cash”). Settling Builders obtain priming lien on future LID Proceeds and LID Proceeds only to replenish the Escrow to the extent it is used to finance LID Assessments, taxes and Chapter 11 administrative expenses, as contemplated by this paragraph. If the Plan is not confirmed by the Bankruptcy Court on or before October 31, 2011 for any reason (other than due to the failure of the 2/3 Consent Date to occur or the failure of the Agent and the requisite Consenting Lenders to support the Plan in accordance with this Term Sheet or the PSA), or in the event of Settling Builders’ default under the terms of this Term Sheet or the PSA, then $10 million of the Escrow shall not be refunded to the Settling Builders and instead, paid to the Agent, and Settling Builders’ lien is extinguished upon repayment of the financed amounts. The Agent shall apply the $10 million against the interest presently accruing under the Credit Agreement pursuant to the terms of the Repayment Guarantees.

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
SCENARIO 2
(assumes the Estate’s/Agent’s/Lenders’ claim to the Focus MI Deposit is unsuccessful or unresolved by the Effective Date)
A. “Lenders’ Settlement Recovery”: Consenting Lenders and Agent are assured of the following net recovery of $330 million under a confirmed Chapter 11 Plan that is feasible and satisfactory in form and substance to the Agent and Settling Builders, and approved by Consenting Lenders:
1. The Settling Builders indefeasibly pay Lenders at the Effective Date $330 million (the “Settling Builders’ Consideration”) and deposit the Escrow, which is not subject to offset or attachment, provided the Escrow shall be applied in accordance with section I.A.3 herein. The Escrow shall be funded in the same manner as provided for in Section I.A.I of this Term Sheet.
a. The Settling Builders’ Consideration is calculated as follows:
(i) Lenders’ total claim against South Edge of $382 million, less the $16 million in “MI Makeup” funds applied to the outstanding Loan debt, leaving a balance of $366 million;
(ii) By voting to approve the Plan, the Consenting Lenders agree pursuant to section 506(a) of the Bankruptcy Code that the amount of their secured claim is capped at $313.5 million, thereby creating an under-secured deficiency claim of $52.5 million (the “Alternative Deficiency Claim”, and with the Deficiency Claim, the “Applicable Deficiency Claim”) (based on the fact that the Agent/Lender will only recover the $16 million MI Makeup, in lieu of the $26 million MI Funds under Scenario 1). Under the Plan, the Lenders will receive a $500,000 plan distribution on account of the Alternative Deficiency Claim; per section I.B hereof, the Consenting Lenders will be deemed to assign their rights to any additional distributions from non-debtor parties on account of the Alternative Deficiency Claim to Settling Builders’ designees; provided, however, that the non-Consenting Lenders maintain all of their rights, if any, under the Completion Guaranty and the Limited Guaranty against the non-debtor, third-party guarantors and otherwise against non-debtor parties (although the non-Consenting Lenders’ rights under the Repayment Guarantees of Settling Builders (including Meritage’s Repayment Guaranty regardless of whether it is a Settling Builder) shall be fully satisfied on the Effective Date by the Settling Builders’ payments).
b. The Settling Builders’ Consideration of $330 million is comprised of the Repayment Guaranty Amount of $316.6 million (thereby subrogating these Settling Builders to the Agent’s lien on their respective Takedown land and accommodating (without recourse or warranty or preventing the Effective Date), to the

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
extent permitted by law or an order of the court of competent jurisdiction, the goal of the Settling Builders5 to acquire the Meritage Takedown Land free and clear of liens and to have a claim against Meritage for the amount paid by Settling Builders to Lenders or Agent on behalf of Meritage6, and $13.4 million (including the $500,000 plan distribution on the Alternative Deficiency Claim).
c. Notwithstanding the foregoing, the Agent and Lenders, in their sole discretion, shall have the right to continue any litigation concerning the MI Funds post-Effective Date. Recoveries, net of Agent and Lender reasonable legal fees and expenses, up to the amount of $16 million, will be paid to the Settling Builders as reimbursement for the MI Makeup. By way of example, if Agent recovers $20 million in the MI Fund litigation (net of expenses), and Settling Builders have made a $16 million MI Makeup Payment, $16 million will be paid to the Settling Builders as reimbursement of the MI Makeup and Agent will retain $4 million.
2. “MI Funds”: In the event the Agent or Lenders do not elect to continue the prosecution of any MI Fund litigation post-Effective Date, the Settling Builders’ payment of the MI Makeup pursuant to this Scenario 2 shall be in full satisfaction of the Agent’s and Lenders’ rights to the MI Funds, and following the Effective Date an entity to be formed by Settling Builders (“NewCo”) shall have the right to pursue any claims to such funds that the Estate, the Agent, or the Lenders had prior to the Effective Date.
3. Application of Escrow: Pending the Effective Date, proceeds of the Escrow shall be applied to finance Chapter 11 administrative expenses including LID Assessments and taxes in accordance with the Budget, provided that LID Assessments and taxes, as well as LID segment projects agreed upon by the Agent and the Settling Builders, will be financed prior to the 2/3 Consent Date (other expenses to be paid solely out of the Debtor’s cash on hand, which includes the Unencumbered Cash in which the Settling Builders assert an interest. Settling Builders obtain priming lien on future LID,

[5]	Should the Settling Builders settle with the Meritage Builder, then the Agent and the Lenders shall receive the same releases from the Meritage Builder that the Settling Builders receive from Meritage in order to ensure the consistency of the releases to JPM and the Lenders that are being provided to them under this Term Sheet and the PSA.

[6]	Agent Note: How those Settling Builders’ goals regarding Meritage get satisfied will be addressed in the Plan, to the extent so permitted by law, and the Consenting Lenders and Agent shall not object to any solution within the scope of the Settling Builders’ indemnity that does not expose the Lenders or Agent to liability or loss or prevent the Plan from being confirmed or becoming effective, including having the Settling Builders pursue Takedown claims and causes of action against Meritage, which they shall acquire from the Estate pursuant to the terms of the Plan. The solution shall not include an assignment by the Lenders of the Repayment Guarantee claim against Meritage, and it shall not give the Settling Builders the right to choose the agent under the Credit Agreement that prosecutes the Repayment Guarantee claim against Meritage. To the extent that the law allows the Settling Builders, for example, to subrogation to the rights that Meritage would have had under the Repayment Guaranty had Meritage paid off that guaranty itself, Consenting Lenders and Agent have no objection to that result.

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
SCENARIO 3
(assumes the Estate’s/Agent’s/Lenders’ claim to the Focus MI Deposit is resolved but only partially successful by the Effective Date)
Proceeds and LID Proceeds only to replenish the Escrow to the extent it is used to finance LID Assessments, taxes and Chapter 11 administrative expenses, as contemplated by this paragraph. If the Plan is not confirmed by the Bankruptcy Court on or before October 31, 2011 for any reason (other than due to the failure of the 2/3 Consent Date to occur or the failure of the Agent and the requisite Consenting Lenders to support the Plan in accordance with this Term Sheet or the PSA), or in the event of Settling Builders’ default under the terms of this Term Sheet or the PSA, then $10 million of the Escrow shall not be refunded to the Settling Builders and instead, paid to the Agent, and Settling Builders’ lien is extinguished upon repayment of the financed amounts. The Agent shall apply the $10 million against the interest presently accruing under the Credit Agreement pursuant to the terms of the Repayment Guarantees.
If the Estate, Agent, or Lenders establish that they have a right to some, but not all, of the MI Funds, then Scenario 2 shall be modified such that, regardless of the outcome, (i) Agent and Lenders shall receive no less than $16 million from a combination of the MI Funds and MI Makeup, and (ii) Settling Builders shall pay no more than $16 million in MI Makeup, less any amounts that Agent or Lenders receive from the MI Funds.7
4. Means for Implementing the Plan: Immediately upon the Plan going effective,
a. Trustee transfers the Takedown land to NewCo (by the 2/3 Plan vote, the Consenting Lenders agreed to the real property transfer to NewCo, subject to the Agent’s $313.5 million Lien).
b. Settling Builders tender the Repayment Guaranty Amount to the Agent (for the benefit of the Lenders) in full satisfaction of their respective obligations under the Repayment Guarantees (including Meritage’s Repayment Guaranty regardless of whether it is a Settling Builder), which thereby subrogates the Settling Builders to the liens against the Takedown land.
c. Pursuant to the instructions of the Settling Builders (who became subrogated to the Agent’s Lien against the Takedown land), the Agent (or

[7]	By way of example, (x) if the Bankruptcy Court determines that only $10 million of the MI Funds may be applied to the Lenders’ obligations, then Settling Builders shall pay an additional $6 million in MI Makeup, or (y) if the Bankruptcy Court determines that $20 million of the MI Funds may be applied to the Lenders’ obligations, then Settling Builders shall pay no addition MI Makeup.

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
its successor) shall release the Lien as to the Takedown land, so that NewCo owns the property “free and clear.”
d. Trustee also transfers the Estate’s other encumbered assets to NewCo, Agent (or its successor) assigns its remaining lien against South Edge to the Settling Builders, and Settling Builders are given credit for the payments to the Estate/Agent/Lenders in excess of the Repayment Guaranty amounts, plus the economic contributions to the estate that allowed the Plan to go effective (i.e., payment of admin / priority / unsecured claims — see Section 1.A.6 herein).
e. The Agent/Lenders’ claim against the Estate for the full amount of the Secured Claim is deemed satisfied, and the Successor Agent (whose appointment is discussed herein (or JPM, if a successor hasn’t been appointed at that time)) makes the necessary distributions to claimants.
f. Settling Builders contribute the additional $6 million (under Scenario 1) or $13.4 million (under Scenario 2) of the Settling Builders’ consideration to the Estate in settlement of the Takedown litigation and Trustee’s other actual and potential causes of action against the Settling Builders. This money is distributed to Lenders on account of the Lenders’ secured claim and the Deficiency Claim.
g. Final result after all transactions are complete is that (i) Agent/Lenders have received between $340 million (Scenario 1) or $330 million (Scenario 2) total cash, plus fees as provided under this Term Sheet, (ii) NewCo has received free and clear title to all of South Edge’s assets (including Takedown land, all other land, LID rights, Estate’s claims against non-settling Builders and other non-settling members, and cash not used to pay the Agent/Lenders’ claims or other obligations of Settling Builders hereunder), (iii) Settling Builders receive release from Trustee, and (iv) Settling Builders’ remaining liability is to non-Consenting Lenders to the extent that they are able to assert claims under the Limited Guaranty, Completion Guaranty or any other causes of action.
5. Reimbursement to Agent:
a. Settling Builders indefeasibly pay all accrued and unpaid fees and expenses owing now at the start of the Plan process without dispute by Builders (which are approximately $2.4 million). Agent and Lenders shall provide Settling Builders with redacted copies of invoices for all such fees and expenses;
b. Settling Builders indefeasibly pay, as provided for in section 11.03(a) of the Credit Agreement, up to $2 million to reimburse future reasonable fees, expenses and charges of Agent (and the Lenders) incurred in effectuating the Plan

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
process from and after the date that the Consenting Lenders agree to this Term Sheet. This allowance is a future cap, not a past cap; and
c. Agent shall provide to the Settling Builders an accounting of all MI funds applied to date.
6. Plan Treatment of Non-Agent Claims. Settling Builders indefeasibly pay the following items in connection with a confirmed plan of reorganization:
a. Trustee Fees & Professional Fees & Expenses: $2 million (which remains subject to an agreed-upon Budget) — paid in full.
b. Administrative Expenses (not including Trustee Fees & Professional Fees & Expenses): paid in full in order to satisfy confirmation prerequisites (which remain subject to an agreed-upon Budget). Settling Builders remain obligated to fund all allowed Administrative Expenses notwithstanding divergence from the Budget; provided, however, that the Settling Builders reserve the right to object to any request for the allowance of an Administrative Expense that is not identified in, or that exceeds, the agreed-upon Budget.
c. Priority Claims: paid in full, or some other scheme, in order to satisfy Bankruptcy Code confirmation prerequisites.
d. General Unsecured Claims: General unsecured claims, which shall not include allowed claims filed by or scheduled in favor of the Settling Builders or non-Settling Builders including Focus entities, paid in order to achieve confirmation (whether by consent or cram down). Total cash contributed by Settling Builders to pay general unsecured claims shall not exceed $1 million, plus the $500,000 to be paid by Settling Builders on account of the Applicable Deficiency Claim. In the event the $1 million allocated for distribution to general unsecured creditors is insufficient to secure general unsecured creditor approval of or confirm the Plan, it shall be the obligation of the Settling Builders to fund such additional amounts in order to obtain such consent or approval; provided, however, the Settling Builders shall not increase the payment on the Applicable Deficiency Claim.
7. Agent’s Expectations:
a. Subject to the limitations set forth in section I.A.5(b) above, the Lenders’ Settlement Recovery is intended as a “net” recovery, including their attorneys’ fees and costs, and the Plan and related deals referenced herein allocate all costs, risks and burdens to Settling Builders, unless otherwise expressly stated in this Term Sheet.

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
b. Agent and Lenders expect this deal to be a primary obligation of the parent companies with minimum credit risk, and, to the extent any payment comes from any affiliate besides the Parent, the Parent continues to guaranty, defend and assure the indefeasible result of such affiliate’s payment. Each Settling Builder (member and affiliated parent guarantor, together) shall be liable only for its respective pro rata share of any obligation of “Settling Builders” under this Term Sheet, per the shares on the attached Exhibit 1, which pro rata shares of all Settling Builders collectively shall equal 100% of the obligations hereunder.
c. Trustee and Agent shall actively pursue the MI Fund litigation, with the goal of seeking a resolution by the Effective Date. The Trustee, Settling Builders and Agent/Lenders may also settle with Focus, with the prior consent of both the Settling Builders and Lenders/Agent as to anything affecting the MI Funds or Lenders’/Agent’s Collateral, but that shall not cause delay.
B. “Lender Refund of Excess Proceeds”: Consenting Lenders agree by their vote for the Plan to refund to the Settling Builders any proceeds payable to the Consenting Lenders from the Estate, Settling Builders, non-Settling Builders and guarantors, non-Consenting Lenders, or Collateral in excess of their pro rata share of the Lenders’ Settlement Recovery.
C. Consenting Lenders’ Covenant Not To Sue And To Cooperate.
1. Consenting Lenders agree by their vote for the Plan (and any Plan Supplement incorporated therein):
a. to cooperate with the Settling Builders in certain respects to be specified (without risk of liability or expense to Lenders or Agent), and
b. not to seek to enforce remedies against the Collateral, the Settling Builders, or the Guarantors, leaving the Successor Agent as the party exclusively in charge as far as the Consenting Lenders are concerned.
2. The Successor Agent releases any claim against the Consenting Lenders or Agent under the Credit Agreement or otherwise, including for indemnity or expense reimbursement, looking only to non-Consenting Lenders as to what is available to or from subrogated Settling Builders or other parties for any recovery by such Successor Agent.
D. Successor Agent/Consenting Lenders Excused.
1. The Agent shall resign pursuant to section 10.06(c) of the Credit Agreement immediately after the Effective Date.

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
2. As part of the amended Credit Agreement (which will be included as a Plan Supplement), in the event the “Required Lenders” (as such term is defined in the Credit Agreement) do not select a successor Agent, JPM shall appoint a Successor Agent in accordance with the terms of the Credit Agreement.
3. The refund mechanism is accomplished through an amendment to the Credit Agreement that provides for the Consenting Lenders to assign to the Settling Builders their recovery rights under the three guaranty agreements, as well as, but not limited to, payments from the Agent’s allowed claims against the Kimball Hill and Alameda estates. When and if future recoveries occur, that Successor Agent will handle the distribution to non-Consenting Lenders and the Settling Builders in accordance with the Credit Agreement (as amended).
E. Miscellaneous.
1. The Loan Documents (as such term is defined in the Credit Agreement) continue in effect, but the Consenting Lenders have no more executory obligations, exposures or recoveries (except for those obligations expressly stated in this Term Sheet, including the obligation to turn over excess proceeds to the Settling Builders under section I.B).
2. The Successor Agent and the subrogated Settling Builders deal with all issues in the future with respect to Collateral, Guarantees, the Estate and the non- Consenting Lenders, subject to the Plan.
3. The Settling Builders will not be “Lenders” under the Credit Agreement (as amended) and will not have voting rights thereon. Nothing herein shall modify the pro rata sharing of payments required by section 2.18(c) of the Credit Agreement, and on or after the Effective Date, any such pro rata distributions to which the Consenting Lenders are entitled to receive from the non-Consenting Lenders shall be assigned to the Settling Builders pursuant to the refund mechanism contemplated by Section I.B of this Term Sheet.
4. The rights of the non-Consenting Lenders are preserved as they exist under the Loan Documents, including the Repayment, Completion and Limited Guarantees; provided, however, that the effect of the payment by the Settling Builders on account of the Repayment Guarantees will, by the terms of such guarantees, satisfy in full the Settling Builders’ obligations thereunder (including Meritage’s Repayment Guaranty regardless of whether it is a Settling Builder).
5. The Consenting Lenders are effected, in economic substance (but not in legal effect), by treating the Settling Builders as if they were subordinated subrogees before payment of the “Secured Obligations” (as such terms is defined in the Credit Agreement) in full as to the Consenting Lenders (i.e., Settling Builders get no

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
portion of such payments on the Secured Obligations), but the Settling Builders retain the economic benefits of Consenting Lenders’ economic interest.
6. If the Meritage Builder and its parent Guarantor do not become Settling Builders, then (i) Settling Builders will indemnify Agent and Lenders (other than the non-Consenting Lenders), with such indemnity to be, in form and substance, satisfactory to Agent, in its sole discretion, for any claims asserted by Meritage relating to South Edge against them, (ii) the amounts tendered by Settling Builders on account of the Repayment Guarantees will include Meritage’s share, and Settling Builders and/or NewCo shall obtain the benefits of such tender, including title to the Meritage Takedown land, and (iii) Settling Builders and/or NewCo (or their designee) shall obtain the right to pursue against Meritage the Estate’s claims, claims under the Repayment Guaranty, and (if and to the extent such claims may be asserted by Lenders in their individual capacity), claims of the Consenting Lenders under the Completion and Limited Guarantees.
II. Interim Bankruptcy Matters
A. The burden and risk shall be on the Settling Builders, at their sole cost, to manage the Estate’s priority expenses and administrative claims to an amount that they are willing to pay in full at the Effective Date in order to assure Plan consummation. Agent, Settling Builders, and Trustee shall agree, in advance, to a Budget for all administrative expense claims, which Budget shall not be exceeded by the Trustee without the consent of both the Settling Builders and Agent. In the event of unanticipated expenditures that are essential to protect the Estate’s assets, Settling Builders and Agent will negotiate a variance to the Budget in good faith. To the extent that funds are not available from LID proceeds and other Estate funds, the Settling Builders shall advance funds to the Estate from the Escrow in accordance with Section I.A.3. above, interest free through the Effective Date and with section 364 protection, for budgeted expenses as they come due. Notwithstanding the foregoing, Settling Builders will remain responsible for the satisfaction of all allowed Administrative expense claims.
B. Trustee shall continue work on the existing LID segments now in use or substantially complete, which shall continue pursuant to a Budget and shall be funded by one or more of the following: (i) Cash Collateral, (ii) at Agent’s option, the MI funds, (iii) the Unencumbered Cash, or (iv) the Escrow in accordance with Section I.A.3 above, in order to recover the $34M expected LID reimbursement at the earliest practical time. Any LID proceeds or other cash indefeasibly received by the Lenders as of the Effective Date shall be credited against Settling Builders’ cash obligations to Lenders hereunder (i.e., if Lenders receive $2 million in LID proceeds as of the Effective Date, Settling Builders’ obligation to pay Lenders on the Effective Date shall be reduced by $2 million), provided, however, that the Settling Builders’ obligations (including the Repayment Guaranty Amount) shall not be reduced if, and to the extent, the Lenders incur fees in excess of the $2 million amount that the Settling Builders are obligated to pay under

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
section I.A.5.b of this Term Sheet. Any LID proceeds received after the Effective Date shall belong to NewCo.
C. Settling Builders, Agent, Consenting Lenders, and Trustee shall cooperate on future cash collateral agreement(s), including with respect to provisions concerning the adequate protection being provided to the Agent and the Lenders and the Settling Builders’ financing from the Escrow, consistent with this Term Sheet, in exchange for the use of the Lenders’ cash collateral and the Escrow.
D. Agent shall be entitled to consent to the use of Cash Collateral to finish LID reimbursement work, replacing any MI funds used with LID recoveries (after payment of allowed professional and other fees of the Trustee as permitted by the Budget). Agent shall be entitled to protect, defend and preserve its Collateral and rights pending the Effective Date, as well as to respond to litigation from third parties, including Focus, using Collateral proceeds.
E. The parties shall cooperate so as to preserve the status quo, apart from such LID work and defensive actions.
III. City-LID Issues
A. The Settling Builders, under the Trustee’s supervision, shall maintain the existing permits, entitlements and contracts with the City, and shall advance funds to the Estate pursuant to the above-referenced Budget (which advances may be made from the Escrow), interest free through the Effective Date and with section 364 protection, for all LID assessments and property taxes, HOA costs, insurance and other operating costs as they come due. Lenders and Agent shall have no liability or burden for those or other City-related issues.
B. The Plan shall defer the decision to assume, amend or reject the Development Agreement and other City contracts, permits and entitlements until after the Effective Date. No amendments or changes can occur before the Effective Date without the consent of the Agent. To the extent the Settling Builders discuss amendments or changes with the City, LID bondholders or their respective professionals or agents, before the Effective Date, Agent shall be entitled to participate, and those discussions shall not prejudice any of the Lenders’ or Agent’s rights or interests in the event the Plan is not consummated.
IV. Plan Releases, Exculpation, Etc.
A. Consenting Lenders release any claims arising from or related to South Edge apart from claims relating to the Loan Documents and Plan against the Settling Builders and their related parties and professionals. As to the Guarantees and other Loan Documents, Consenting Lenders agree pursuant to the “Lender Refund of Excess Proceeds” and the covenant not to sue described above. The release to be provided by

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
Highland Capital and its affiliates will contain an appropriate carve out for claims relating to all properties purchased in relation to the Inspirada development by Essex Real Estate Partners, LLC and/or Las Vegas Developments Associates, Inc.
B. Settling Builders release any and all claims, offsets, or defenses (apart from the Plan contract) against the Consenting Lenders and Agent and their related parties and professionals. The release to be provided by KB Home will contain an appropriate carve out for claims relating to all properties purchased in relation to the Inspirada development by Essex Real Estate Partners, LLC and/or Las Vegas Developments Associates, Inc.
C. The Estate releases all claims, offsets and defenses against all Lenders and Agent and their related parties and professionals (including any such claims, offsets and defenses that may be asserted derivatively).
D. The Estate releases all claims, offsets and defenses against the Settling Builders and their related parties and professionals (including any such claims, offsets and defenses that may be asserted derivatively).
E. The Estate releases any offsets or defenses against the Settling Builders’ subrogation rights and claims against the Estate (i.e., the lien on the Takedown land earned by satisfying the Repayment Guaranties).
F. Plan provides for exculpation in favor of the Chapter 11 Trustee, the Agent, the Lenders, the Settling Builders, and their respective professionals.
G. The pending Agent suits in the Nevada District Court would be dismissed without prejudice on the Effective Date. The Successor Agent can deal with future issues, subject to Section V below.
H. The Settling Builder and Debtor out-of-possession appeals are also dismissed with prejudice on the Effective Date.
V. Amended Credit Agreement (to be filed as a Plan Supplement)
A. Section 11.03(c) and other sections to be identified (i.e., expense and reimbursement provisions) of the Credit Agreement survive confirmation so that Lenders’ obligation to indemnify Agent (where Borrower fails to do so) inures to benefit of JPM (as former agent).
B. Instruction by the Consenting Lenders to dismiss all litigation actions without prejudice.
C. Adjust Pro Rata provisions in the Credit Agreement to reflect arrangements contained in this Term Sheet.

Subject to FRE 408
This Term Sheet is a settlement proposal and is not intended to be, and shall not be construed as, a solicitation of any vote in favor of or against any plan of reorganization or liquidation
VI. Other Matters of Interest to Builders
A. The pending Agent suits in front of Judge Pro will be stayed pending the Effective Date, as well as any suits against the Agent or Lenders in that court. No new actions between the Agent, Settling Builders, and Lenders who join the Plan Support Agreement will be commenced during this period.
B. Any suit by the Chapter 11 Trustee for the Estate against the Settling Builders, including the demand for the Settling Builders to comply with their Takedown obligations, shall be stayed pending the Effective Date.
C. Trustee’s role shall be limited to (i) recovering LID proceeds and (ii) resolving ownership of the Focus MI Deposit.
D. Any pending appeals by the Settling Builders of the § 303 involuntary ruling and Trustee appointment (the “Appeals”) shall be stayed pending the Effective Date, including any appeal of the District Court decision to dismiss the Appeals; and similarly, the Settling Builders shall instruct South Edge, LLC (as the debtor out-of-possession) and its counsel to seek a stay of any further prosecution of any appeal of the District Court decision to dismiss the Appeals.
E. The parties shall resolve interim milestones with an Effective Date target of November 30, 2011.
VII. Miscellaneous Plan Matters
A. The Settling Builders and Agent shall jointly prepare the Plan and Disclosure Statement to effectuate this Term Sheet, and as a settlement, without any admissions or prejudice to the parties. Time is of the essence, and the Effective Date must occur on or before November 30, 2011. Any amendment to the Plan must be agreed to by the Agent and Settling Builders.
B. If the Plan is not confirmed on or before October 31, 2011 for any reason (subject to the option of the Agent and the Settling Builders to extend this deadline for a period of no more than 30 days), then in the sole discretion of either the Agent or the Settling Builders (i) this Term Sheet agreement shall be terminated, (ii) the Plan and Disclosure Statement shall be withdrawn and have no continuing force or effect, and (iii) the funds remaining in the Escrow (net of $10 million if to be paid to the Agent in accordance with section I.A.3. above) shall be returned to the Settling Builders. Upon termination pursuant to this section, all parties’ rights, defenses and claims are reserved, and all litigation stays created by this Term Sheet or the Plan Support Agreement will terminate, except for the protections herein for the Escrow and other funds advanced by the Settling Builders to fund LID payments, taxes, and other administrative expenses.

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Exhibit 1 to the Term Sheet contains the respective pro rata shares of the Settling Builders’ obligations under the Term Sheet and has been omitted. KB Home will furnish supplementally a copy of Exhibit 1 to the Commission upon its request.
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